Exhibit 99.9

April 16, 2021

Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202

RE:     Opinion of Counsel
Separate Account I of Integrity Life Insurance Company
File Numbers 811-04844 and 333-178438
VAROOM II Variable Annuity

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment 11 to registration statement number 333-178438 on Form N-4 for the VAROOM II flexible premium variable annuity to be issued by Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1.Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.Upon the acceptance of a contribution paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Bryan J. Kreyling

Bryan J. Kreyling
Counsel
Western & Southern Financial Group, Inc.